Sinkler & Boyd, P.A.
                                Attorneys at Law
                               The Palmetto Center
                          1426 Main Street, Suite 1200
                         Columbia, South Carolina 29201
                                 (803) 779-3080



                           October 28, 1996

Martin Color-Fi, Inc.
306 Main Street
Edgefield, South Carolina 29824

Gentlemen:

         In connection with the registration under the Securities Act of 1933 (the "Act") of 294,835 shares of the common stock (the "Common Stock") of Martin Color-Fi, Inc., a South Carolina corporation (the "Company"), for issuance pursuant to the Martin Color-Fi, Inc. 1994 Incentive Stock Option and Stock Option Appreciation Rights Plan, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination it is our opinion that the Common Stock, when issued upon the terms and conditions set forth in the Registration Statement filed by the Company in connection with the registration of the Common Stock, and upon receipt of the consideration therefor, will be legally issued, fully paid and nonassessable.

         We consent to be named in the Registration Statement as attorneys who will pass upon certain legal matters in connection with the offering described in the Registration Statement, and to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

                                Very truly yours,



                              Sinkler & Boyd, P.A.